Exhibit 1

July 3, 2024

Dear Fellow Stockholder:

The July 16, 2024 Special Meeting of Alcoa Corporation stockholders relating to the proposed acquisition of Alumina Limited is fast approaching, and according to our current records, we have not yet received your vote. Your Board of Directors unanimously recommends that you vote FOR both proposals on the agenda.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

We appreciate your support,

Marissa P. Earnest

Senior Vice President, Chief Governance Counsel and Secretary

PLEASE ENSURE YOUR SHARES

ARE REPRESENTED AT THE SPECIAL MEETING:

We encourage you to vote electronically to ensure your vote is received timely. Simply follow the easy instructions on the enclosed proxy card or voting instruction form. Or, if you received this letter by email, you may simply click the “VOTE NOW” button in the accompanying email.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at (877) 750-9501 (from the U.S. and Canada)

or at +1 (412) 232-3651 (from other countries)